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EXHIBIT 10.25

February 6, 2001

HAND DELIVERED
Michael Pinkman
6668 Graystone Lane
San Jose, CA 95120

Dear Mike:

    Preview Systems, Inc. has determined that it is necessary to eliminate your position while the Company determines its future focus. This Letter Agreement will define our understanding and agreement regarding the terms of the termination of your employment relationship with the Company. The Company is offering certain benefits to you to assist you during your search for new employment and in consideration for your release of claims with respect to the Company. Should you decide to accept the benefits offered in this Letter Agreement as consideration for your release of claims, you must sign and return this Letter Agreement within the time specified below. By your signature below, you acknowledge and agree with the following:

    1.  Termination Date and Final Salary Payment.  Your employment relationship with the Company has been terminated by the Company effective February 9, 2001. On February 9 you will receive all salary due to you to and including pay for February 9 and, in addition, you will receive payment for all accrued and unused paid time off credited to you as of February 9. In addition, any amounts withheld from your salary in respect of your participation in the current purchase period under Preview's Employee Stock Purchase Plan (ESPP) will be returned to you. You acknowledge and agree that, upon payment of these amounts, you will have received all salary, accrued and unused paid time off (PTO), commissions, bonuses, compensation, or other such sums due to you other than amounts due to you under this Letter Agreement.

    2.  Health Benefit Coverage.

        COBRA.  Your current coverage under the Company's standard health insurance programs will terminate at the end of March 2001. You (and your eligible dependents) will then have the right to elect, at your own expense, continued coverage under the Company's health insurance program as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided you make a timely election for such continued coverage. Enclosed with this letter is information regarding your right to elect continued health coverage, and if you elect such continued coverage, it will be effective beginning April 1, 2001. You are entitled to this opportunity to continue coverage under COBRA whether or not you decide to accept the benefits of the Severance Plan by signing the Release enclosed in this packet.

        Flexible Benefits.  If you are currently enrolled in the Flexible Benefits program you will be reimbursed for expenses incurred on and after January 1, 2001, the beginning of the plan year, and up until your termination date. Please note, expenses incurred after your termination date will not be covered. Enclosed with this packet is more information about how to claim reimbursement under the Flexible Benefits program.

    3.  Severance Payment.  In accordance with your offer letter dated October 5, 1999, you will receive payment of your base salary, less applicable tax withholding, for a six months period. The severance payment will be made in a single lump sum on the first regularly scheduled payroll following your termination date, which shall be February 9, 2001.

    4.  Stock Option.  If you have been granted an option to purchase shares of Company common stock under one of the Company's stock option plans, whether or not you sign the release, you have 90 days from the Termination Date (until May 10, 2001) in which to exercise any vested, but unexercised, shares. All unvested shares will expire on your Termination Date. All vested shares not exercised within 90 days (by May 10, 2001) will be forfeited.

    In consideration for your release of claims as set forth below and provided that you sign and return this Letter Agreement to me no later than 5:00 p.m. on March 26, 2001, you will be deemed to have vested, as of your termination date, in 50% of the shares otherwise unvested as of your termination date. You will have 90 days (until May 10, 2001) in which to exercise any vested shares to the extent you have not previously exercised your option with respect to the vested shares (including shares which vest in accordance with this Letter Agreement). All vested shares not exercised by the end of such period will be forfeited. All unvested shares will expire as of your termination date.

    5.  Acknowledgement of No Other Payments Due.  You acknowledge and agree that upon payment of the amounts described above in Paragraph 1, you will have received all salary, accrued vacation, compensation or other such sums due to you from the Company other than the stock acceleration described in Paragraph 4 due to you under the terms of this Letter Agreement in consideration for your release of claims. In light of the payment by the Company of all wages due, or to become due to you as described in the preceding sentence, you and the Company acknowledge and agree that California Labor Code Section 206.5 is not applicable to you and the Company. That section provides in pertinent part as follows: No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

    6.  Release of Claims.  You acknowledge and agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company. On behalf of yourself, and your heirs, executors, successors and assigns, you agree to hereby fully and forever release the Company and its officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the date you sign this Letter Agreement under any and all applicable state and federal laws including, without limitation: (i) any and all claims relating to or arising from your employment relationship with the Company and termination of that relationship; (ii) any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company other than as described above in Paragraph 4 of this Letter Agreement; (iii) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation; (iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, and any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and (v) any and all claims for attorney's fees and costs. You agree that the release set forth in this Paragraph 6 of this Letter Agreement will be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Letter Agreement.

    7.  Acknowledgment of Waiver of Claims under ADEA; Older Workers Benefit Protection Act Information.  You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date you sign this Letter Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised by this writing that (a) you should consult with an attorney prior to executing this Letter Agreement; (b) you have at least forty-five (45) days within which to consider this Letter Agreement; (c) you have seven (7) days following your execution of this Letter Agreement to revoke the Letter Agreement (the "Revocation Period"); and (d) this Letter Agreement shall not be effective until the Revocation Period has expired. You acknowledge that in order to revoke this Letter Agreement you must deliver written notice thereof to me on or before the expiration of the Revocation Period. You also acknowledge that you have been informed by Preview Systems, Inc., as required by the Older Workers Benefit Protection Act of 1990, regarding the job titles and ages of the employees in your organizational unit or job classification and whether they were subject to layoff and offered the benefits described above in exchange for their release of claims. (See Attachment A).

    8.  Civil Code Section 1542.  You and the Company ("we") each represent to the other that we are not aware of any claim by either of us other than the claims that are released by this Letter Agreement. We each acknowledge that we are familiar with the provisions of California Civil Code Section 1542, which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." We, each being aware of such Code section, agree to waive any rights we may have thereunder, as well as under any other statute or common law principles of similar effect.

    9.  Nondisclosure of Confidential and Proprietary Information.  You acknowledge and agree to continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Confidential Information and Invention Assignment Agreement previously entered into between you and the Company in connection with your employment with the Company, which remains in full force and effect following the date hereof in accordance with its terms. Further, you declare that as of February 9, 2001, you will have returned all of the Company's property and Confidential Information in your possession.

    10.  Voluntary Execution of Agreement.  You acknowledge that this Letter Agreement is executed by you voluntarily, with the full intent of releasing all claims against the Company and without any duress or undue influence. You acknowledge that this Letter Agreement sets forth the entire agreement between you and the Company with respect to the termination of your employment with the Company and supercedes any prior representations or agreements, whether written or oral, with respect to your employment with the Company (other than the Confidentiality Agreement, which will remain in force), and that the agreements set forth in this Letter Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. You further acknowledge that (i) you have read this entire Letter, (ii) you understand the terms and consequences of this Letter and of the releases it contains, and you have been advised that you may seek legal representation with respect to the matters contained in this Letter; and (iii) you are fully aware of the legal and binding effect of this Letter Agreement.

Preview Systems, Inc.
By:
Title: President & CEO

AGREED AND ACKNOWLEDGED:

    My agreement with the above terms is acknowledged by my signature below. Furthermore, I acknowledge that I have read and understand the foregoing Letter Agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.

[employee name]
Dated:

Attachment A

Notice

    As required by the Older Workers Benefit Protection Act of 1990, the following is a listing of the job titles and ages of individuals in your organizational unit or job classification, the            , and designates the positions eliminated in connection with this reduction in force in February 2001, and designates the positions not eliminated.

Job title	Age	Position Eliminated	Position Retained

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EXHIBIT 10.25
Attachment A